UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.   )

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Bio-Path Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Bio-Path Holdings, Inc.

4710 Bellaire Boulevard, Suite 210
Bellaire, Texas 77401

                 January 23, 2024

On January 22, 2024, Bio-Path Holdings, Inc. (the “Company”) convened a special meeting (the “Special Meeting”) of stockholders of the Company at which a quorum was present. The Special Meeting was called for the following purposes:

1.	To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock, par value $0.001 per share, at a ratio of up to 1-for-50, to be determined by the Board (“Proposal One”); and

2.	To approve an adjournment of the Special Meeting to a later date or dates, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal One (“Proposal Two”).

At the Special Meeting, the sole item of business presented to stockholders for consideration was a vote on Proposal Two, which was approved by the stockholders.

In accordance with the authority granted pursuant to Proposal Two, the Special Meeting was adjourned with respect to Proposal One to solicit additional proxies in favor of Proposal One. As announced at the Special Meeting, the Special Meeting will reconvene on January 30, 2024 at 4:00 p.m., Central Standard Time, at Winstead PC, 24 Waterway Avenue, Suite 500, The Woodlands, Texas 77380 (the “Reconvened Meeting”). The sole matter of business before the Reconvened Meeting will be a vote on Proposal One, subject to any further adjournments to continue to solicit additional proxies in favor of Proposal One. The Company believes that allowing additional time for stockholders to submit proxies with respect to Proposal One is in the interest of the stockholders.

The Company will continue to solicit proxies from stockholders with respect Proposal One. The Board recommends that stockholders vote “FOR” Proposal One. The record date for determining stockholders eligible to vote on Proposal One remains December 28, 2023.

If you have voted by proxy already, your vote will be counted and there is no need to take any further action. If for any reason you wish to revoke your proxy with respect to Proposal One, please follow the instructions in the Company’s definitive proxy statement as filed with the Securities and Exchange Commission (the “Proxy Statement”), dated January 4, 2024.

The Company urges any eligible stockholder that has not yet voted their shares on Proposal One to do so promptly, regardless of whether such stockholder expects to attend the Reconvened Meeting.